*** For Immediate Release ***

News Release: December 16, 2008

Contact: Connie Waks

206.340.2305 ● cwaks@fhlbsea.com

Federal Home Loan Bank of Seattle Announces
Board of Director Election Results

Seattle - The Federal Home Loan Bank of Seattle (Seattle Bank) today announced the election of Les AuCoin of Ashland, Oregon, and David F. Wilson of Ketchum, Idaho, to the Seattle Bank's Board of Directors.

Les AuCoin is a visiting professor at Southern Oregon University, author, and retired U.S. Congressman from Oregon. During his 18-year tenure in Congress, Mr. AuCoin served on the House Appropriations Committee, the House Banking Committee, and the Housing and Community Development and International Institutions subcommittees. He has managed his own consulting firm specializing in government affairs and planned giving and served as the Glenn L. Jackson Professor of Political Science at Southern Oregon University and as president and chief executive officer of Oregon Health Sciences Foundation, the private financial fundraising arm of the Oregon Health and Sciences University in Portland, Oregon.

Mr. AuCoin was elected to the Seattle Bank's Board of Directors as an independent director to a four-year term beginning January 1, 2009. Mr. AuCoin has been a member of the Seattle Bank's Board of Directors since April 2007, and currently serves on the board's Governance, Budget and Compensation Committee. He previously served on the Seattle Bank's board from 1994 through 2000.

David F. Wilson is a commissioner of the Idaho Housing Finance Association (IHFA) and owner of Wilson Construction, LLC. As a member of IHFA's Board of Commissioners, he is actively involved in providing overall policy direction and setting long-term goals for the organization, which provides funding for affordable housing in Idaho. He is also an active member of the National Association of Home Builders (NAHB) and served as the organization's president in 2005. Currently, he is an NAHB senior life director and vice chairman of the Home Building Industry Disaster Relief Fund. Mr. Wilson has also served as mayor and city council member of Sun Valley, Idaho.

Mr. Wilson was elected as a public-interest director to a four-year term beginning January 1, 2009. He has been a member of the Seattle Bank's Board of Directors since August 2007 and currently serves on the board's Governance, Budget and Compensation Committee.

The Seattle Bank's Board of Directors is comprised of financial service, business, and community leaders from across the Seattle Bank's district. The 2009 Board of Directors will include 17 directors: 10 member directors and seven independent directors. Three of the independent directors will be public interest directors.

  Member directors must be officers or directors of Seattle Bank member institutions.
  Independent directors are required to have knowledge or experience in one or more of the following areas: auditing and accounting, derivatives, financial management, organizational management, project development, risk management practices, or the law.
  Public interest directors are required to have at least four years experience representing consumer or community interests on banking services, credit needs, housing, or financial consumer protections.

About the Seattle Bank
The Federal Home Loan Bank of Seattle is a financial cooperative that provides liquidity, funding, and services to enhance the success of its members and support the availability of affordable homes and economic development in the communities they serve. Our funding and financial services enable 380 member institutions to provide their customers with greater access to mortgages, commercial lending, and affordable housing. The Seattle Bank commits 10 percent of its annual profits to help fund affordable housing and homeownership.

The Seattle Bank serves eight states, American Samoa, Guam, and the Northern Mariana Islands. Our members include commercial banks, credit unions, thrifts, industrial loan corporations, and insurance companies.

The Seattle Bank is one of 12 Federal Home Loan Banks in the United States. Together, the Federal Home Loan Banks represent one of the country's largest private sources of liquidity and funding for community financial institutions, as well as funding for affordable housing.

###

This press release includes forward-looking statements regarding events that may impact the bank's future financial performance. Forward-looking statements are subject to known and unknown risks and uncertainties, which are discussed in the Seattle Bank's 2007 annual report on Form 10-K and quarterly 2008 reports on Form 10-Q filed with the SEC. These reports are available on the Seattle Bank's Web site at www.fhlbsea.com. The Seattle Bank does not undertake to update any forward-looking statements made in this announcement.